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                                                                 Rule 424(b)(3)
                                                     Registration No. 333-41947

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 9, 1998)

                               7,000,000 SHARES

                        GROUP MAINTENANCE AMERICA CORP.

                                 COMMON STOCK

                               ----------------

  On February 12, 1998, Group Maintenance America Corp. (the "Company") acquired the business and operations of AA Advance Air, Inc. ("AA Advance"), which installs and services HVAC systems in the residential and commercial markets in the Pompano Beach, Florida, area. AA Advance's revenues for fiscal 1996 were $9,938,867 and its income from operations was $376,415. AA Advance is headquartered in Pompano Beach, Florida.

  On February 13, 1998, the Company acquired the business and operations of Divco, Inc. ("Divco"), which provides maintenance, repair and replacement services to HVAC systems of commercial, industrial and institutional users in the Pacific Northwest. Divco's revenues for fiscal 1996 were $3,765,090 and its income from operations was $170,705. Divco is headquartered in Spokane, Washington.

  On February 13, 1998, the Company acquired the business and operations of New Construction Air Conditioning, Inc. ("New Construction"), which installs and services residential HVAC systems in the Lansing, Michigan, metropolitan area. New Construction's revenues for fiscal 1996 were $2,694,022 and its income from operations was $(18,711). New Construction is headquartered in Holt, Michigan.

  On February 13, 1998, the Company acquired the business and operations of J.D. Steward Air Conditioning, Inc. ("Steward"), which installs and services HVAC systems for residential and commercial customers in Colorado Springs, Colorado. Steward's revenues for fiscal 1996 were $5,943,857 and its income from operations was $371,974. Steward is headquartered in Colorado Springs, Colorado.

  The aggregate consideration paid by the Company in connection with these acquisitions consisted of $5,505,074 in cash and 352,479 shares of the Company's common stock, par value $.001 per share.

                               February 26, 1998